Exhibit 16.1

May 22, 2023

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Silvergate Capital Corporation dated May 22, 2023 and are in agreement with those statements.

/s/ Crowe LLP
Costa Mesa, California

cc:	Ms. Karen Brassfield Audit Committee Chairman Silvergate Capital Corporation